Exhibit 99.1

Media Inquiries: Jennifer Varey
(403) 920 -7859
(800) 608-7859
Unitholder and Analyst Inquiries: Myles Dougan
(877) 290-2772

NewsRelease

TC PipeLines, LP Announces 2006 Third Quarter Results

CALGARY, Alberta — November 2, 2006 — (Nasdaq: TCLP) — TC PipeLines, LP (the Partnership) today reported third quarter 2006 net income of $12.0 million or $0.65 per unit (all amounts in U.S. dollars) compared to $14.8 million or $0.81 per unit for the same period last year.  The decrease in net income is primarily due to lower earnings from Northern Border Pipeline Company (Northern Border Pipeline) and Tuscarora Gas Transmission Company (Tuscarora), partially offset by the net positive impact resulting from the additional 20 per cent general partner interest in Northern Border Pipeline.  The lower earnings from Northern Border Pipeline is mainly due to a one-time increase in Northern Border Pipeline’s revenues in the third quarter of 2005 of $9.4 million due to the recognition of the sale of its bankruptcy claims against Enron and Enron North America.

Cash generated from investments in the third quarter of 2006 was $17.9 million, an increase of $4.7 million, compared to $13.2 million for the same period last year.  The increase in cash generated from investments was primarily due to the additional 20 per cent general partner interest in Northern Border Pipeline acquired on April 6, 2006 which contributed to a $7.3 million increase in cash distributions from Northern Border Pipeline.  TC PipeLines, LP now holds a 50 per cent general partner interest in Northern Border Pipeline.

“We recently announced an increase in cash distributions,” said Russ Girling, president and chief executive officer of the general partner, TC PipeLines GP, Inc. “The Partnership’s cash flows have been further strengthened and stabilized through the accretive acquisition of an additional 20 per cent interest in Northern Border Pipeline earlier this year, and the settlement of tariff rates on both the Northern Border and Tuscarora pipeline systems.”

Earlier today the Partnership also announced it has signed agreements to purchase Sierra Pacific Resources’ 50 per cent interest in Tuscarora for $100 million.  The Partnership will also indirectly assume $37 million of Tuscarora debt.  Upon completion of the transaction, TC PipeLines LP will own or control 99 per cent of Tuscarora. The transaction is expected to close by year end, subject to regulatory approvals. This acquisition is expected to be accretive to the Partnership’s cash flow based on the anticipated financing with a combination of bank debt and equity.

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Financial Highlights

(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
(millions of dollars except per unit amounts)	2006	2005	2006	2005
Net income	12.0	14.8	33.4	37.9
Per common unit (1)	$0.65	$0.81	$1.79	$2.05
Cash generated from operations	15.7	12.9	38.1	36.0
Return of capital (2)	2.2	0.3	17.3	11.9
Cash distributions paid	10.7	10.7	32.2	32.2
Cash distributions declared per unit (3)	$0.60	$0.575	$1.75	$1.73
Units outstanding (millions)	17.5	17.5	17.5	17.5

(1)          Net income per common unit is computed by dividing net income, after deduction of the general partner’s allocation, by the number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

(2)          Current accounting practice requires the classification of cumulative cash distributions in excess of cumulative equity earnings to be reported as a return of capital.

(3)          The Partnership’s 2006 third quarter cash distribution will be paid on November 14, 2006 to unitholders of record as of October 31, 2006.

Net Income

The Partnership reported third quarter 2006 net income of $12.0 million or $0.65 per unit, a decrease of $2.8 million compared to $14.8 million or $0.81 per unit for the same quarter last year. The decrease in net income is primarily due to lower earnings from Northern Border Pipeline and Tuscarora by $4.3 million, offset by $6.5 million in additional earnings from Northern Border Pipeline resulting from the acqusition of an additional 20 per cent general partner interest. Interest expense increased $5.1 million compared to the same quarter last year due primarily to the financing of the additional 20 per cent general partner interest in Northern Border Pipeline.

Equity income from Northern Border Pipeline was $16.6 million in the third quarter of 2006, an increase of $2.7 million, compared to $13.9 million for the same period last year. The increase in equity income was primarily due to the Partnership’s additional 20 per cent general partner interest which resulted in a $6.5 million increase in equity income from Northern Border Pipeline for the third quarter; however, Northern Border Pipeline’s net income for the third quarter of 2006 was $12.5 million lower when compared to the same period last year. The reduction in Northern Border Pipeline’s net income is primarily due to decreased net operating revenues and increased operations and maintenance expenses. The decrease in net operating revenues of Northern Border Pipeline is mainly due to a one-time increase in revenues in the third quarter of 2005 of $9.4 million due to the recognition of the sale of its bankruptcy claims against Enron and Enron North America. The increased operations and maintenance expenses of Northern Border Pipeline as compared to the same period last year is due to increased general and administrative expenses and electric compression charges associated with the Chicago III Expansion Project.

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Equity income from Tuscarora was $1.3 million in the third quarter of 2006, a decrease of $0.4 million, compared to $1.7 million for the same period last year. The decrease in equity income from Tuscarora was primarily due to lower net revenues resulting from settlement rates effective June 1, 2006.

The Partnership’s third quarter 2006 general and administrative expenses were $0.5 million, consistent with the same period in 2005. Financial charges were $5.4 million in the third quarter of 2006, an increase of $5.1 million, compared to $0.3 million for the same period last year due to higher average debt outstanding.

Cash Flow

The Partnership reported cash generated from investments of $17.9 million in the third quarter of 2006, a $4.7 million increase compared to $13.2 million for the same quarter last year. In the third quarter of 2006, the Partnership received cash distributions from Northern Border Pipeline of $18.3 million, an increase of $6.5 million, compared to $11.8 million for the same period in 2005. The increase was primarily due to the Partnership’s additional 20 per cent general partner interest in Northern Border Pipeline. Cash distributions received in the quarter are based on the respective financial results of the Partnership’s equity investments for the previous quarter.

Cash distributions from Tuscarora were $1.8 million in the third quarter of 2006, a decrease of $0.2 million, compared to $ 2.0 million for the same period of 2005. This decrease is primarily due to lower net revenues resulting from settlement rates effective June 1, 2006.

The Partnership paid an aggregate $10.7 million of cash distributions to unitholders and its general partner in each of the third quarters of 2006 and 2005. This cash distribution, on a per unit basis, represents $0.575 per unit, as well as the general partner interest, including incentive distributions.

Distribution Declared

On October 20, 2006, the Partnership announced its third quarter cash distribution in the amount of $0.60 per unit, payable on November 14, 2006, to unitholders of record on October 31, 2006. The cash distribution represents a quarterly increase of $0.025 per unit, or an annual cash distribution increase of $0.10 per unit, to an indicated annual cash distribution of $2.40 per unit.

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Update on Northern Border Pipeline Rate Case Settlement

In September 2006, Northern Border Pipeline filed a stipulation and agreement which documents the settlement in its pending rate case. The settlement was reached between Northern Border Pipeline and its participant customers and is supported by the Federal Energy Regulatory Commission (FERC) trial staff. The uncontested settlement was certified on October 20, 2006 by the administrative law judge and provided to the FERC for approval. The approval process is expected to be completed by late 2006.

Conference Call

The Partnership will hold a conference call Thursday, November 2, 2006 at 1 p.m. (Eastern). Russ Girling, president and chief executive officer of the general partner, will discuss the third quarter 2006 financial results and general developments and issues concerning the Partnership. Those interested in listening to the call may dial (866) 898-9626. A replay of the conference call will also be available two hours after the call and until midnight (Eastern), Thursday, November 9, 2006, by dialing (800) 408-3053, then entering passcode 3201008.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be available on the website.

TC PipeLines, LP is a publicly traded limited partnership. It owns a 50 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership. Northern Border Pipeline owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon, where it interconnects to TransCanada’s GTN System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of the Partnership. Common units of TC PipeLines, LP are quoted on the Nasdaq Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s Internet site at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership’s current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2006.

TC PipeLines, LP
Financial Highlights

Statement of Income

(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
(millions of U.S. dollars except per unit amounts)	2006	2005	2006	2005

Equity income from investment in Northern Border Pipeline (1)	16.6	13.9	40.1	34.7
Equity income from investment in Tuscarora (2)	1.3	1.7	4.9	5.5
General and administrative expenses	(0.5)	(0.5)	(1.8)	(1.5)
Financial charges and other	(5.4)	(0.3)	(9.8)	(0.8)
Net income	12.0	14.8	33.4	37.9

Net income per common unit (3)	$0.65	$0.81	$1.79	$2.05

Units outstanding (millions)	17.5	17.5	17.5	17.5

Balance Sheet

(millions of U.S. dollars)	September 30, 2006	December 31, 2005
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	7.0	2.3
Investment in Northern Border Pipeline (1)	569.1	274.5
Investment in Tuscarora (2)	37.6	38.9
Other assets	0.7	—
	614.4	315.7
LIABILITIES AND PARTNERS’ EQUITY
Accrued liabilities	5.1	0.6
Current portion of long-term debt	—	13.5
Long-term debt	307.0	—
Partners’ equity	302.3	301.6
	614.4	315.7

Cash Flow Information

(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
(millions of U.S. dollars)	2006	2005	2006	2005

Distributions received from equity investments
Northern Border Pipeline Company	16.6	11.8	40.1	32.6
Tuscarora Gas Transmission Company	1.3	1.7	4.9	5.5
Changes in working capital and other	(2.2)	(0.6)	(6.9)	(2.1)
Cash Generated From Operations	15.7	12.9	38.1	36.0
Return of capital from Northern Border Pipeline Company	1.7	—	16.0	11.1
Return of capital from Tuscarora Gas Transmission Company	0.5	0.3	1.3	0.8
Cash Generated From Investments [*]	17.9	13.2	55.4	47.9
Investment in Northern Border Pipeline Company	—	—	(311.1)	—
Investment in Tuscarora Gas Transmission Company	—	(0.3)	—	(0.3)
Other assets	—	—	(0.9)	—
Distributions paid	(10.7)	(10.7)	(32.2)	(32.2)
Long-term debt issued/(repaid)	(1.0)	(4.0)	293.5	(16.5)
(Decrease)/increase in cash and cash equivalents	6.2	(1.8)	4.7	(1.1)

[*]  Reconciliation of non-GAAP financial measure:  Cash generated from investments is a non-GAAP financial measure which includes cash generated from operations and return of capital. It is provided as a supplement to results reported in accordance with GAAP. Management believes that this is an important measure to assist the Partnership’s investors in evaluating the Partnership’s business performance.

(1) Northern Border Pipeline Company

As at September 30, 2006, TC PipeLines, LP held a 50 per cent general partner interest in Northern Border Pipeline Company. For the year ended December 31, 2005, as well as up to April 5, 2006, TC PipeLines, LP held a 30 per cent general partner interest in Northern Border Pipeline Company. Summarized operating and financial information of Northern Border Pipeline for the three and nine months ended September 30, 2006 and 2005 and as at September 30, 2006 and December 31, 2005 is as follows:

	Three months ended		Nine months ended
	September 30		September 30
(unaudited)	2006	2005	2006	2005

Operating Results
Gas delivered (million cubic feet)	212,942	212,481	603,940	612,445
Average throughput (million cubic feet per day)	2,379	2,380	2,269	2,311

Financial Results (millions of U.S. dollars)
TC PipeLines, LP
Operating revenue	80.3	89.0	231.5	241.6
Operating expenses
Operations and maintenance	13.8	10.6	35.9	29.4
Depreciation and amortization	14.6	14.5	44.0	43.2
Taxes other than income	8.2	8.1	24.2	23.4
Total operating expenses	36.6	33.2	104.1	96.0
Operating income	43.7	55.8	127.4	145.6
Interest expense, net	(10.8)	(10.7)	(32.5)	(31.9)
Other income	0.8	1.1	1.5	1.9
Net income	33.7	46.2	96.4	115.6

Capital Expenditures (millions of U.S. dollars)
Maintenance	(0.4)	3.9	6.7	12.0
Growth	0.6	3.0	10.3	5.0

	September 30,	December 31,
Summary Balance Sheet Data (millions of U.S. dollars)	2006	2005
	(unaudited)

Total assets	1,569.4	1,604.7

Other current liabilities and reserves and deferred credits	70.4	60.8
Long-term debt (including current maturities)	608.5	628.9
Partners’ capital	889.4	912.7
Accumulated other comprehensive income	1.1	2.3
Total liabilities and partners’ equity	1,569.4	1,604.7

(2) Tuscarora Gas Transmission Company

TC PipeLines, LP holds a 49 per cent general partner interest in Tuscarora Gas Transmission Company. Summarized operating and financial information of Tuscarora for the three and nine months ended September 30, 2006 and 2005 and as at September 30, 2006 and December 31, 2005 is as follows:

	Three months ended		Nine months ended
	September 30		September 30
(unaudited)	2006	2005	2006	2005

Operating Results
Gas delivered (million cubic feet)	4,917	4,190	19,851	17,802
Average throughput (million cubic feet per day)	53	46	72	65

Financial Results (millions of U.S. dollars)
Operating revenue	6.7	7.8	22.6	24.1
Operating expenses
Operations and maintenance	0.7	0.7	2.5	2.3
Depreciation and amortization	1.6	1.5	4.7	4.6
Taxes other than income	0.3	0.3	0.9	0.9
Total operating expenses	2.6	2.5	8.1	7.8
Operating income	4.1	5.3	14.5	16.3
Interest expense, net	(1.3)	(1.5)	(4.1)	(4.4)
Other income	0.1	—	0.2	0.1
Net income	2.9	3.8	10.6	12.0

Capital Expenditures (millions of U.S. dollars)
Maintenance	0.1	0.1	0.3	0.2
Growth	—	0.1	—	0.7

	September 30,	December 31,
Summary Balance Sheet Data (millions of U.S. dollars)	2006	2005
	(unaudited)

Total assets	136.5	139.8

Other current liabilities and reserves and deferred credits	3.2	2.0
Long-term debt (including current maturities)	73.5	75.9
Partners’ capital	59.7	61.8
Accumulated other comprehensive income	0.1	0.1
Total liabilities and partners’ equity	136.5	139.8

(3)    Net income per common unit is computed by dividing net income, after deduction of the general partner’s allocation, by the number of common and subordinated units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.